EXHIBIT 99.1

Commercial Barge Line Company Announces Results for Quarter Ended March 31, 2012

JEFFERSONVILLE, IN—(Marketwire - May 3, 2012) - Commercial Barge Line Company (the “Company” “we” or “our”) today announced results for the quarter ended March 31, 2012. References to operating results in this release are as of March 31, 2012 and for the three month period then ended. All comparisons are to March 31, 2011 and for the three month period then ended, unless otherwise indicated.

Highlights

•	Adjusted EBITDAR for the trailing twelve month period ended March 31, 2012 was $206.9 million – an 18.7% increase over Adjusted EBITDAR for the year ended December 31, 2011.

•	Adjusted EBITDAR of $58.3 million for the quarter increased 127% from prior year.

•	Operating income of $15.5 million in the quarter improved by $30.7 million over prior year.

•	Ratio of Net Funded Debt to trailing twelve month Adjusted EBITDAR reduced to 2.0 times at quarter-end.

•	Strong liquidity with $232.2 million in available borrowing capacity.

•	Net barrel capacity of our liquid fleet increased by 5.6% including first quarter delivery of four Jeffboat-built tank barges and the acquisition of eight tank barges early in the second quarter.

Revenues

Revenues for the quarter increased 23.1% over the prior year to $218.1 million. Transportation segment revenues increased 13.1% to $182.3 million. On a fuel-neutral basis, transportation revenues increased 6.8% for the quarter, driven by a 15.2% increase in our liquids business and higher grain and coal volumes, with these gains somewhat offset by rate weakness in our dry cargo business. Total ton-mile volume increased 9.9% to 9.0 billion ton-miles. This increase is net of a decline in liquid affreightment ton-miles which reduced total ton-miles by 160 basis points, reflecting the shift in our liquid capacity away from affreightment-based commercial arrangements towards longer-term day rate contracts, as these arrangements provide our customers with more predictable and stable access to the barge capacity that they require. For the first quarter of 2012, revenues derived from these longer term day rate arrangements increased by 50.9% over the prior year’s quarter, with the number of liquid barges deployed under these contracts increasing by 26%. Improvements in asset utilization and favorable operating conditions enabled the Company to achieve these increased volumes while operating a barge fleet that was 10.8% smaller. Despite general weakness in the domestic and export coal markets, the Company realized a 42.8% increase in coal ton-miles during the quarter, as well as a 15.0% increase in grain ton-miles. These gains were somewhat offset by a decline in other dry bulk commodity ton-miles of 5.3%.

As a group, dry bulk commodities experienced a 6.6% decline in pricing, on a fuel-neutral basis, compared to the prior year quarter, with grain pricing declining approximately 8% and coal declining by 2%. Market rate pressures in this area were generally the result of excess barge capacity resulting from declines in the domestic utility coal markets. Our liquid affreightment business realized a nearly 7% increase in fuel-neutral pricing over the prior year quarter, primarily driven by shale crude demand. Demurrage revenues in the Company's dry cargo business for the quarter decreased over prior year levels by 32.3%, as a result of the reduced number of barges in service discussed earlier and the increased turn of the barges resulting from higher export grain shipments.

Manufacturing segment revenues more than doubled to $35.9 million, with 65 total barges sold compared to 29 in the prior year period. The manufacturing segment's external revenue backlog at the period end was $75.8 million, approximately $21 million lower than the March 31, 2011 backlog and approximately $25 million lower than the December 31, 2011 backlog. We expect to experience a decline in external revenue backlog through the remainder of 2012 as we complete the construction of third-party barges and shift our production capacity to the manufacture of barges for the transportation segment.

Operating Results

For the period, the Company generated operating income of $15.5 million compared to an operating loss of $15.2 million in the prior year period. This increase in operating income of $30.7 million was the result of higher revenues and improved operating efficiencies and cost control measures, all as discussed later in this release. In addition, the Company realized $7.2 million higher gains on the sale of 262 retired barges.

Transportation segment operating income was $11.6 million for the period, compared to an operating loss of $14.2 million for the prior year period. For the manufacturing segment, operating income was $3.8 million for the period, as compared to an operating loss of $1.0 million in the prior year.

Adjusted EBITDAR is a non-GAAP financial measure that the Company believes provides investors with a useful tool for analyzing its operating results as it eliminates the impact of certain non-comparable items and discontinued operations. The Company has included a reconciliation of its financial results to Adjusted EBITDAR elsewhere in this release.

Adjusted EBITDAR

For the period, Adjusted EBITDAR was $58.3 million, a 127.1% increase over $25.6 million for the prior year quarter. On a trailing-twelve month basis, Adjusted EBITDAR was $206.9 million, an increase of 18.7% over Adjusted EBITDAR of $174.3 million for the year ended December 31, 2011.

The transportation segment improved its Adjusted EBITDAR by $28.5 million, driven by a number of factors including:

•	Margin improvements associated with the shift of mix to liquids and improved operating productivity gains drove a net improvement to Adjusted EBITDAR of $3.2 million.

•

Operating productivity gains of approximately $7.7 million were achieved related to asset productivity investments that were made late in 2011, as well as the impact of increasing the density of the network that the company serves and favorable operating conditions.

•	Demurrage volumes declined $3.3 million as our asset turn increased.

•	Claims declined by $3.5 million, as a result of our continuing focus on safe and efficient operations as well as favorable operating conditions.

•	General and administrative spending declined largely due to the adjustments made to the Company’s cost structure during 2011.

•

Fuel costs increased by 17.6% compared to the prior year; however, fuel surcharges and our hedging program more than offset that increase for the quarter, resulting in a $1.4 million improvement in Adjusted EBITDAR compared to the prior year’s first quarter.

•	Gains before the impact of non-cash purchase accounting adjustments on the sale of 262 retired barges exceeded such gains realized in the prior year by $16.4 million.

In addition to the barge sales discussed above, the Company sold eight surplus boats, which were made redundant as a result of operating improvements realized in 2011 and the first quarter of 2012. The historical cost gain on these sales has been excluded from Adjusted EBITDAR as it represents a non-recurring event.

Manufacturing segment Adjusted EBITDAR increased $4.1 million to $5.7 million on higher external sales volume and improved labor and materials efficiency in the shipyard.

Commenting on the results, Mark Knoy, President and Chief Executive Officer, stated, “Many changes to our operating practices have been implemented over the past three quarters, and the results of these efforts are continuing to show their impact in this quarter’s financial performance, with our trailing twelve-months Adjusted EBITDAR increasing by nearly 20% over last quarter’s level. Despite challenging conditions in the dry cargo markets, our teammates were successful in delivering more freight with improved reliability while requiring fewer assets than have been required for many months. Extremely strong fundamentals in the liquids market and good operating conditions throughout the inland waterways allowed us to offset the weak rate environment that existed in dry cargo during the quarter. Much of this rate pressure was the result of excess capacity linked to the significant declines in domestic utility coal demand during the quarter. I would note, however, that we were able to employ a disciplined approach to booking freight, while focusing on the strengths of our distribution network, resulting in an actual increase in our coal volume during the quarter of more than 40% over prior year levels.

“In addition to our success in dealing with these challenges, we were able to capitalize on the strong growth that is occurring in the demand for transport of chemicals and petroleum products. Chemical production continues to grow, supported by low natural gas prices and the economic recovery, and domestic crude oil produced in the Baaken and Eagle Ford shale regions continues to expand in response to high world crude prices. These dynamics have driven more demand for our services than ever before. While industry construction of liquid barges has been robust, it has not kept pace with this growth, resulting in a shortage of barrel capacity on the river and increased pricing pressure. Customers have responded by entering into longer term arrangements that assure them access to the capacity they need. We benefit from these arrangements as they provide us with a more predictable and stable revenue stream. During the quarter, we saw a continued shift in this mix, with an over 50% increase in our day rate and unit tow businesses. We have continued to execute our strategy of increasing our capabilities in this area, with the addition of 241,000 barrels in net barge capacity since the beginning of 2012, a 5.6 % increase, through new barge construction and the acquisition of eight barges from SeaRiver, which was previously announced. We intend to continue driving growth in this area over the coming quarters, supported by the planned build of additional tank barges that will increase our capacity by up to an additional 10% over the balance of 2012 and early 2013.

“Jeffboat is a significant component of this strategy, as it continues to increase its production capacity for tank barges. The Transportation group intends to continue to utilize Jeffboat’s liquid tank barge production to support its growth plans in this segment as well as to support a significant reinvestment in our hopper fleet through 2012. This stability of demand has allowed our teammates at Jeffboat to drive continued improvements in efficiency and commercial practices, which are paying dividends as Jeffboat’s operating profitability for the quarter increased by over $4 million.

“Finally, as we disclosed in our 2011 year-end press release, we have embarked on a significant fleet refurbishment effort, focused on improving the reliability and operating efficiency of our fleet of tow boats. To that end, we will be investing significant resources in our boats throughout 2012. We are committed to driving our fleet standards to a leadership position within the inland waterway industry.”

Net Income

For the period, the Company had a net income of $4.9 million, compared to a net loss $13.9 million in the prior year. Net income (loss) for these periods reflect the after-tax impact of those factors impacting operating income and Adjusted EBITDAR discussed above.

Liquidity and Debt Position

As of March 31, 2012, our outstanding debt totaled $384.3 million, including the unamortized purchase accounting debt premium of $27.7 million. The Company was in compliance with all debt covenants on March 31, 2012 and had $307 million in remaining availability under its credit facility, of which $232 million was available for use. The credit facility has no maintenance financial covenants unless borrowing availability is generally less than $48.8 million. As of March 31, 2012, the present value of the lease payments associated with revenue generating equipment was approximately $50.5 million. Including the present value of these lease payments, the Company's total indebtedness was $434.8 million as of March 31, 2012. The ratio of funded net debt to Adjusted EBITDAR for the trailing twelve months ended March 31, 2012 reflected an improvement to 2.0 times.

About the Company

Commercial Barge Line Company, headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades. For more information about the Company, visit the Company's website at http://www.aclines.com/.

Forward-Looking Statements

This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of Commercial Barge Line Company. Risks and uncertainties are detailed from time to time in Commercial Barge Line Company's filings with the SEC, including our report on Form 10-K for the year ended December 31, 2011. Commercial Barge Line Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

COMMERCIAL BARGE LINE COMPANY

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited - In thousands)

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011
Revenues
Transportation and Services	$182,273	$161,126
Manufacturing	35,864	16,007

Revenues	218,137	177,133

Cost of Sales
Transportation and Services	161,442	158,257
Manufacturing	31,011	16,444

Cost of Sales	192,453	174,701

Gross Profit	25,684	2,432
Selling, General and Administrative Expenses	10,204	17,676

Operating Income (Loss)	15,480	(15,244)

Other Expense (Income)
Interest Expense	7,685	7,468
Other, Net	(38)	(130)

Other Expense	7,647	7,338

Income (Loss) from Continuing Operations Before Income Taxes	7,833	(22,582)
Income Taxes (Benefit)	2,970	(8,803)

Income (Loss) from Continuing Operations	4,863	(13,779)
Discontinued Operations, Net of Tax	26	(97)

Net Income (Loss)	$4,889	$(13,876)

COMMERCIAL BARGE LINE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$386	$938
Accounts Receivable, Net	85,532	87,368
Inventory	64,000	62,483
Deferred Tax Asset	2,489	6,390
Assets Held for Sale	1,612	1,612
Prepaid and Other Current Assets	27,758	19,308

Total Current Assets	181,777	178,099
Properties, Net	912,930	935,576
Investment in Equity Investees	6,575	6,470
Accounts Receivable, Related Parties, Net	11,965	12,021
Goodwill	17,692	17,692
Other Assets	42,134	45,521

Total Assets	$1,173,073	$1,195,379

LIABILITIES
Current Liabilities
Accounts Payable	$44,418	$48,653
Accrued Payroll and Fringe Benefits	10,249	20,035
Deferred Revenue	15,173	15,251
Accrued Claims and Insurance Premiums	13,476	13,823
Accrued Interest	5,788	11,708
Customer Deposits	—	1,165
Other Liabilities	25,209	29,104

Total Current Liabilities	114,313	139,739
Long Term Debt	384,344	384,225
Pension and Post Retirement Liabilities	66,919	67,531
Deferred Tax Liability	179,136	178,602
Other Long Term Liabilities	42,806	46,335

Total Liabilities	787,518	816,432

SHAREHOLDER’S EQUITY
Other Capital	424,455	424,932
Retained Deficit	(15,938)	(20,826)
Accumulated Other Comprehensive Loss	(22,962)	(25,159)

Total Shareholder’s Equity	385,555	378,947

Total Liabilities and Shareholder’s Equity	$1,173,073	$1,195,379

NET INCOME (LOSS) FROM CONTINUING OPERATIONS

TO ADJUSTED EBITDAR RECONCILIATION

(Dollars in thousands - Unaudited)

	For the Three Months Ended March 31,
	2012	2011
Net Income (Loss) from Continuing Operations	$4,863	($13,779)

Adjustments from Continuing Operations:
Interest Income	(5)	(55)
Interest Expense	7,685	7,468
Depreciation and Amortization	27,010	27,506
Taxes	2,970	(8,803)

EBITDA from Continuing Operations	42,523	12,337
Long-term Boat and Barge Rents	3,892	3,828

Other Non-cash or Non-comparable charges included in net income:
Share-Based Compensation	49	1,493
Merger Related and Consulting Expenses	492	5,427
Historical Cost Difference on Equipment Sales	22,480	1,145
Gain on Surplus Boat Sales	(11,278)	—
Restructuring Costs	99	1,417

Adjusted EBITDAR from Continuing Operations	$58,257	$25,647

Management considers EBITDAR to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDAR provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDAR should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDAR excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDAR is not a term defined by GAAP and as a result our measure of EBITDAR might not be comparable to similarly titled measures used by other companies.

However, the Company believes that EBITDAR is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

COMMERCIAL BARGE LINE COMPANY

SEGMENT STATEMENT of OPERATING INCOME (LOSS)

	Reportable Segments		Intersegment
	Transportation	Manufacturing	Eliminations	Total
Three Months ended March 31, 2012
Total revenue	$182,375	$51,424	$(15,662)	$218,137
Intersegment revenues	102	15,560	(15,662)	—

Revenue from external customers	182,273	35,864	—	218,137
Operating expense
Materials, supplies and other	61,035	—	—	61,035
Rent	6,728	—	—	6,728
Labor and fringe benefits	28,699	—	—	28,699
Fuel	43,281	—	—	43,281
Depreciation and amortization	25,065	—	—	25,065
Taxes, other than income taxes	3,018	—	—	3,018
Gain on disposition of equipment	(6,384)	—	—	(6,384)
Cost of goods sold	—	31,011	—	31,011

Total cost of sales	161,442	31,011	—	192,453
Selling, general & administrative	9,185	1,019	—	10,204

Total operating expenses	170,627	32,030	—	202,657

Operating income	$11,646	$3,834	$—	$15,480

COMMERCIAL BARGE LINE COMPANY

SEGMENT STATEMENT of OPERATING INCOME (LOSS)

	Reportable Segments		Intersegment
	Transportation	Manufacturing	Eliminations	Total
Three Months ended March 31, 2011
Total revenue	$161,328	$27,981	$(12,176)	$177,133
Intersegment revenues	202	11,974	(12,176)	—

Revenue from external customers	161,126	16,007	—	177,133
Operating expense
Materials, supplies and other	56,843	—	—	56,843
Rent	6,987	—	—	6,987
Labor and fringe benefits	30,243	—	—	30,243
Fuel	35,823	—	—	35,823
Depreciation and amortization	25,519	—	—	25,519
Taxes, other than income taxes	2,867	—	—	2,867
Gain on disposition of equipment	(25)	—	—	(25)
Cost of goods sold	—	16,444	—	16,444

Total cost of sales	158,257	16,444	—	174,701
Selling, general & administrative	17,067	608	—	17,676

Total operating expenses	175,324	17,052	—	192,377

Operating loss	$(14,198)	$(1,045)	$—	$(15,244)

Contact Information

Kim Durbin

Manager, Corporate Communications

812-288-1915

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